Filed Pursuant to Rule 433
Registration Statement Nos. 333-251835
333-251835-01
333-251835-02
333-251835-03
333-251835-04
333-251835-05
333-251835-06
333-251835-07
333-251835-08
333-251835-09
Pricing Term Sheet
January 7, 2021

MERCADOLIBRE, INC.

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	MercadoLibre, Inc. (the “Issuer”)
Securities:	2.375% Sustainability Notes due 2026 (the “2026 Sustainability Notes”); and 3.125% Notes due 2031 (the “2031 Notes” and, together with the 2026 Sustainability Notes, the “Notes”)
Settlement Date*:	T+5; January 14, 2021
Minimum Denomination:	$200,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Governing Law:	State of New York
Expected Listing:	Nasdaq Bond Exchange
Additional Information:
Express reference is made to the Issuer’s Current Report on Form 8-K filed on January 5, 2020 and its Current Report on Form 8-K filed on January 7, 2020, which are incorporated by reference into, and considered to be a part of, the prospectus in the registration statement the Issuer has filed with the SEC.

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Terms Applicable to the 2026 Sustainability Notes

Principal Amount:	$400,000,000
Maturity Date:	January 14, 2026
Coupon:	2.375%
Price to Public:	100.000% of face amount plus accrued interest, if any, from January 14, 2021
Yield to Maturity:	2.375%
Interest Payment Dates:	January 14 and July 14, commencing July 14, 2021
Optional Redemption:	Par call on or after December 14, 2025 (the date that is one month before maturity). Prior to the par call date, make-whole call at T+30 bps. Tax call at par.
CUSIP:	58733R AE2
ISIN:	US58733RAE27
Sustainability Coordinators:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC

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Terms Applicable to the 2031 Notes

Principal Amount:	$700,000,000
Maturity Date:	January 14, 2031
Coupon:	3.125%
Price to Public:	100.000% of face amount plus accrued interest, if any, from January 14, 2021
Yield to Maturity:	3.125%
Interest Payment Dates:	January 14 and July 14, commencing July 14, 2021
Optional Redemption:	Par call on or after October 14, 2030 (the date that is three months before maturity). Prior to the par call date, make-whole call at T+35 bps. Tax call at par.
CUSIP:	58733R AF9
ISIN:	US58733RAF91

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*Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at +1-800-854-5674, BofA Securities, Inc. at +1-800-294-1322, Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs & Co. LLC at +1-900-828-3182 or J.P. Morgan Securities LLC at +1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.